UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 16, 2007

Capital Crossing Preferred Corporation

(Exact Name of Registrant as Specified in Its Charter)
Massachusetts

(State or Other Jurisdiction of Incorporation)

000-25193	04-3439366

(Commission File Number)	(IRS Employer Identification No.)

101 Summer Street, Boston, Massachusetts	02056

(Address of Principal Executive Offices)	(Zip Code)
(617) 880-1000

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
SIGNATURE

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     On January 16, 2007, the Board of Directors of Capital Crossing Preferred Corporation (the “Company”) approved a restatement of the Company’s Articles of Organization (“Articles”). The restated Articles provide that the automatic exchange of the Company’s 9.75% non-cumulative exchangeable preferred stock, Series A; 10.25% non-cumulative exchangeable preferred stock, Series C; and 8.50% non-cumulative exchangeable preferred stock, Series D are exchangeable into preferred shares of Lehman Brothers Bank, FSB (“Lehman Bank”). Previously, such shares were exchangeable into preferred shares of Capital Crossing Bank (“Capital Crossing”), the Company’s sole common stockholder.
     On September 19, 2006, Capital Crossing announced that it had signed a definitive merger agreement whereby Capital Crossing would be acquired by Lehman Bank, a subsidiary of Lehman Brothers, a global investment bank (the “Acquisition”). Under the terms of the agreement, Lehman Brothers will pay $30.00 per share in cash in exchange for each outstanding share of Capital Crossing. The Acquisition is expected to be completed during the first quarter of 2007, subject to customary closing conditions and regulatory approvals. Following the Acquisition, the Company will become a subsidiary of Lehman Bank. Lehman Bank will own all of the outstanding common stock of the Company.
     The effective date of the restatement of the Articles will be the date the Acquisition is consummated.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2007	REGISTRANT CAPITAL CROSSING PREFERRED
	By:	/s/ Edward F. Mehm
Edward F. Mehm
Vice President and Treasurer